Exhibit 99.1

7701 Forsyth Boulevard	Phone: 314.854.8000
Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

From:	Belden Dee Johnson 314.854.8054
For Immediate Release — October 25, 2007
BELDEN ANNOUNCES THIRD QUARTER EARNINGS
Reports third-quarter adjusted EPS of $0.77 and confirms full-year 2007 guidance
St. Louis, Missouri — Belden (NYSE:BDC) today announced that revenue for the third quarter ended September 23, 2007, was $561.6 million and operating income was $72.5 million. Income from continuing operations was $49.4 million, or $0.99 per diluted share. The quarter’s revenue included $164.8 million from businesses acquired during 2007 and $9.8 million of favorable currency translation.
During the quarter, Belden recorded a pre-tax gain of $8.6 million, or after tax $0.15 per diluted share, on the sale of assets in the Czech Republic and the United States. The Company also recorded favorable net adjustments of $0.4 million pre-tax associated with previously announced restructuring activities in North America. Additionally, Belden recorded a $3.1 million income tax benefit, or $0.06 per diluted share, associated with the enactment of lower tax rates applicable to its German operations. In the third quarter of 2006, the Company incurred pre-tax charges of $7.7 million, or $0.13 per share, for severance and asset impairment associated with restructuring actions in North America and Europe and a favorable one-time tax benefit of $4.7 million, or $0.09 per share.
Adjusted for these items, operating income in the third quarter increased 46.7 percent year over year to $63.5 million. As a percent of revenue, adjusted operating income was 11.3 percent in the third quarter of 2007, compared with 11.2 percent in the third quarter of 2006. Adjusted diluted income per share from continuing operations was $0.77 in the third quarter of 2007, a 42.6 percent increase from $0.54 in the third quarter of 2006. See the attached schedule, Adjusted Operating Results, for a reconciliation of GAAP results to adjusted results.
“Organic growth increased to a more representative level this quarter, as our significant product portfolio actions are now behind us,” said John Stroup, President and Chief Executive Officer of Belden. “But this quarter’s results do not yet reflect the financial benefit of the manufacturing restructuring we have been working on all year. Our acquisitions in the second quarter — Hirschman Automation, Lumberg Automation Components, and LTK Wiring — performed well and grew revenues substantially faster than the enterprise in total.”
Items of Note
•	On July 2, 2007, Belden completed the sale of its telecommunications cable operation in the Czech Republic for $25.7 million, resulting in a pre-tax gain of $7.8 million. The transaction completed the Company’s exit from the telecommunications cable business.

•	The Company’s new plant in Nogales, Mexico, began production and shipment of coaxial and twisted-pair cable, as planned.

•	The quarter’s effective tax rate reflects the impact of the one-time $3.1 million benefit from lower tax rates for the Company’s operations in Germany, the utilization of net operating losses in Germany and the Netherlands, and the nontaxable gain on the sale of the Czech assets.

•	Under its share repurchase program announced during the quarter, the Company repurchased 220,500 shares for $10.6 million.
Outlook
“We now expect 2007 revenue to be above $2.02 billion and earnings per diluted share to be between $2.85 and $2.95 for the year, excluding the nonrecurring items detailed on the attached schedule,” said Mr. Stroup.
Forward Looking Statements
Statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully the acquired businesses; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise.
About Belden
Belden is a leader in the design, manufacture, and marketing of signal transmission solutions for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.
Contact:
Belden
Dee Johnson, Director of Investor Relations
and Corporate Communications
314-854-8054
The following schedules are provided:
•	Comparative condensed consolidated statements of operations for the three-month and nine-month periods ended September 23, 2007, and September 24, 2006.

•	Segment results for the same periods.

•	Condensed consolidated balance sheets as of September 23, 2007, and December 31, 2006.

•	A supplemental schedule of adjusted consolidated results for the quarter, the year to date, and the prior-year comparable periods, excluding certain non-recurring purchase accounting effects, gain on sale of assets, severance charges, asset impairment, adjusted depreciation and discrete tax items.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 23, 2007	September 24, 2006	September 23, 2007	September 24, 2006
		(In thousands, except per share data)

Revenues	$561,611	$385,581	$1,448,257	$1,117,054
Cost of sales	(403,914)	(296,208)	(1,048,671)	(862,089)

Gross profit	157,697	89,373	399,586	254,965
Selling, general and administrative expenses	(93,756)	(51,234)	(243,406)	(150,706)
Gain on sale of assets	8,556	—	8,556	—
Asset impairment	—	(2,522)	(3,262)	(4,883)

Operating income	72,497	35,617	161,474	99,376
Interest expense	(7,561)	(3,056)	(18,769)	(10,549)
Interest income	803	1,971	5,286	4,610
Other income (expense)	581	(82)	(864)	(551)

Income from continuing operations before taxes	66,320	34,450	147,127	92,886
Income tax expense	(16,904)	(10,064)	(45,593)	(32,036)

Income from continuing operations	49,416	24,386	101,534	60,850
Loss from discontinued operations, net of tax	—	—	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	—	(4,298)
Net income	$49,416	$24,386	$101,534	$55,222

Weighted average number of common shares and equivalents:
Basic	45,084	43,513	44,887	43,044
Diluted	50,131	50,527	50,893	49,964

Basic income (loss) per share:
Continuing operations	$1.10	$0.56	$2.26	$1.41
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.10)
Net income	1.10	0.56	2.26	1.28

Diluted income (loss) per share:
Continuing operations	$0.99	$0.50	$2.01	$1.26
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.08)
Net income	0.99	0.50	2.01	1.15

Dividends declared per share	$0.05	$0.05	$0.15	$0.15

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	External			Operating
	Customer	Affiliate	Total	Income
Three Months Ended September 23, 2007	Revenues	Revenues	Revenues	(Loss)
	(In thousands)

Belden Americas	$231,625	$18,069	$249,694	$44,929
Specialty Products	60,575	26,459	87,034	14,557
Europe	171,828	7,271	179,099	23,627
Asia Pacific	97,583	—	97,583	10,276

Total Segments	561,611	51,799	613,410	93,389
Finance and Administration	—	—	—	(10,680)
Eliminations	—	(51,799)	(51,799)	(10,212)

Total Continuing Operations	$561,611	$—	$561,611	$72,497

Three Months Ended September 24, 2006

Belden Americas	$209,166	$15,266	$224,432	$35,768
Specialty Products	62,270	8,366	70,636	11,256
Europe	95,569	2,618	98,187	170
Asia Pacific	18,576	—	18,576	1,386

Total Segments	385,581	26,250	411,831	48,580
Finance and Administration	—	—	—	(8,087)
Eliminations	—	(26,250)	(26,250)	(4,876)

Total Continuing Operations	$385,581	$—	$385,581	$35,617

Nine Months Ended September 23, 2007

Belden Americas	$639,661	$47,766	$687,427	$121,590
Specialty Products	181,808	62,097	243,905	40,962
Europe	430,115	15,012	445,127	33,382
Asia Pacific	196,673	—	196,673	18,596

Total Segments	1,448,257	124,875	1,573,132	214,530
Finance and Administration	—	—	—	(29,872)
Eliminations	—	(124,875)	(124,875)	(23,184)

Total Continuing Operations	$1,448,257	$—	$1,448,257	$161,474

Nine Months Ended September 24, 2006

Belden Americas	$610,550	$49,141	$659,691	$105,167
Specialty Products	190,382	22,420	212,802	27,086
Europe	269,082	6,627	275,709	(901)
Asia Pacific	47,040	—	47,040	4,319

Total Segments	1,117,054	78,188	1,195,242	135,671
Finance and Administration	—	—	—	(21,128)
Eliminations	—	(78,188)	(78,188)	(15,167)

Total Continuing Operations	$1,117,054	$—	$1,117,054	$99,376

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 23, 2007 (1)	December 31, 2006
	(Unaudited)
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$120,324	$254,151
Receivables	429,609	217,908
Inventories, net	259,542	202,248
Deferred income taxes	40,828	34,664
Other current assets	16,860	10,465

Total current assets	867,163	719,436

Property, plant and equipment, less accumulated depreciation	382,885	272,285
Goodwill, less accumulated amortization	637,095	275,134
Intangible assets, less accumulated amortization	163,494	70,964
Other long-lived assets	53,115	18,149

	$2,103,752	$1,355,968

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$410,219	$200,008
Current maturities of long-term debt	110,000	62,000

Total current liabilities	520,219	262,008

Long-term debt	350,000	110,000
Postretirement benefits	127,891	62,995
Deferred income taxes	91,753	71,399
Other long-term liabilities	6,866	5,665
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	634,034	591,416
Retained earnings	445,469	348,069
Accumulated other comprehensive income	47,384	15,013
Treasury stock	(120,367)	(111,100)

Total stockholders’ equity	1,007,023	843,901

	$2,103,752	$1,355,968

(1)	The September 23, 2007 condensed consolidated balance sheet includes the assets and liabilities of Hirschmann Automation and Control, LTK Wiring and Lumberg Automation, all of which were acquired during 2007.

BELDEN INC.
ADJUSTED OPERATING RESULTS
(Unaudited)
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide operating results adjusted for certain purchase accounting effects related to acquisitions (inventory cost step-up, amortization of the sales backlog intangible asset, and in-process research and development charges), severance charges, adjusted depreciation, asset impairment, gains (losses) on sales of assets, and one-time tax benefits (charges). We utilize the adjusted results to review our ongoing operations without the effect of restructuring and related charges and for comparison to budgeted operating results. We believe these adjusted results are useful to investors because they help them compare our results to previous periods and provide insights into underlying trends in the business. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	As
Three Months Ended September 23, 2007	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)

Revenues	$561,611	$—	$561,611

Gross profit	$157,697	$(435)	$157,262
as a percent of revenues	28.1%		28.0%

Operating income	$72,497	$(8,973)	$63,524
as a percent of revenues	12.9%		11.3%

Income from continuing operations	$49,416	$(11,015)	$38,401
as a percent of revenues	8.8%		6.8%

Income from continuing operations per diluted share	$0.99	$(0.22)	$0.77

Three Months Ended September 24, 2006

Revenues	$385,581	$—	$385,581

Gross profit	$89,373	$4,907	$94,280
as a percent of revenues	23.2%		24.5%

Operating income	$35,617	$7,671	$43,288
as a percent of revenues	9.2%		11.2%

Income from continuing operations	$24,386	$2,271	$26,657
as a percent of revenues	6.3%		6.9%

Income from continuing operations per diluted share	$0.50	$0.04	$0.54
Adjustments for the three months ended September 23, 2007 included after-tax gain on sales of assets and adjusted depreciation of $7.7 million and $0.2 million, respectively, and a one-time tax benefit of $3.1 million.
Adjustments for the three months ended September 24, 2006 included after-tax charges for severance and asset impairment of $4.9 million and $2.1 million, respectively, and a one-time tax benefit of $4.7 million.

	As
Nine Months Ended September 23, 2007	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)

Revenues	$1,448,257	$—	$1,448,257

Gross profit	$399,586	$10,374	$409,960
as a percent of revenues	27.6%		28.3%

Operating income	$161,474	$9,418	$170,892
as a percent of revenues	11.1%		11.8%

Income from continuing operations	$101,534	$1,421	$102,955
as a percent of revenues	7.0%		7.1%

Income from continuing operations per diluted share	$2.01	$0.03	$2.04

Nine Months Ended September 24, 2006

Revenues	$1,117,054	$—	$1,117,054

Gross profit	$254,965	$8,067	$263,032
as a percent of revenues	22.8%		23.5%

Operating income	$99,376	$14,393	$113,769
as a percent of revenues	8.9%		10.2%

Income from continuing operations	$60,850	$7,794	$68,644
as a percent of revenues	5.4%		6.1%

Income from continuing operations per diluted share	$1.26	$0.15	$1.41
Adjustments for the nine months ended September 23, 2007 included after-tax purchase accounting effects for acquisitions, asset impairment, severance, and adjusted depreciation of $8.0 million, $2.5 million, $0.7 million, and $0.8 million, respectively, partially offset by a $7.5 million after-tax gain on sales of assets and a $3.1 million one-time tax benefit.
Adjustments for the nine months ended September 24, 2006 included after-tax charges for severance, asset impairment and adjusted depreciation of $7.9 million, $3.5 million and $1.1 million, respectively, and a one-time tax benefit of $4.7 million.